Filed Pursuant to Rule 433
                                                         File No.: 333-136045-01

From: GS Syndicate
Sent: Tuesday, October 03, 2006 3:31 PM
To: SPG-All
Subject: GG8 - $4.3B New Issue CMBS - New Issue Announcement (external)

GG8 - $4.3B New Issue CMBS - New Issue Announcement (external)
Joint-Lead Bookrunning Managers: RBS Greenwich Capital, Goldman Sachs Co-Managers: BOA / CS / MS / Wach

Rating Agencies: Mdy/Fitch

Roadshow Timing:
Roadshow                Team 1                  Team 2

Fri        10.06        NY/NJ/CT                N/A

Tue        10.10        Hartford Bfst           NY/NJ/CT
                        Boston Lunch

                     ***Global Investor Conference Call***

Wed        10.11        NY/NJ/CT                Minnesota Bfst
                                                Chicago

Thur       10.12        NY/NJ/CT/Conf Calls     NY/NJ/CT/Conf Calls

Hartford Breakfast -            Goodwin Hotel   8:30am          Tuesday 10.10
Boston Lunch -                  Langham Hotel   12:30pm         Tuesday 10.10
Minneapolis Breakfast -         Marquette Hotel 9:30am          Wednesday 10.11

Collateral:
-165 loans / 184 properties
-Top 10 loans: 37.0%
-8.7% Investment Grade Shadow Rated Loans

Property Types:
-Office 52.7%, Retail 31.1%, Hospitality 5.4%, Industrial 5.3%, Multifamily 4.6%

Geography:
-CA: 14.5%, NY: 13.0%, IL: 8.1%, FL: 7.6%, MA: 6.4%, TX: 6.4%

Expected Timing:
Termsheet -     electronic / hard copy October 6th
Red -           electronic / hard copy October 10th
Launch/Price - late week of October 9th / early week of October 16th One Page Collateral Description - Attached

<<2006-GG8 One Pager Collateral Description_FINAL (10.3.06).pdf>>

IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The Depositor has filed a registration statement (including the prospectus (the "Prospectus")) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in the registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Depositor or Goldman, Sachs & Co., the underwriter for this offering, will arrange to send the Prospectus to you if you request it by calling toll-free 1-866-471-2526.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS FREE WRITING PROSPECTUS IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co. does not provide accounting, tax or legal advice. In addition, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.

                                       GG8

                      Structural and Collateral Term Sheet
                               $[ ] (Approximate)

                      GS Mortgage Securities Trust 2006-GG8
                                As Issuing Entity

                      GS Mortgage Securities Corporation II
                                  As Depositor

                  Commercial Mortgage Pass-Through Certificates
                                 Series 2006-GG8

               CityplaceGreenwich Capital Financial Products, Inc.
                         Goldman Sachs Mortgage Company
                       Mortgage Loan Sellers and Sponsors

                       Wachovia Bank, National Association
                                 Master Servicer

                         CWCapital Asset Management, LLC
                                Special Servicer

                                 October 3, 2006

  IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED
                                   SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission ("SEC") (SEC File No. 333-136045) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Goldman, Sachs & Co., any underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

     IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

[RBS GREENWICH CAPITAL LOGO]                                Goldman, Sachs & Co.
                          Co-Lead Bookrunning Managers

Banc of America Securities LLC                                     Credit Suisse
Morgan Stanley                                               Wachovia Securities

GSMS 2006-GG8
--------------------------------------------------------------------------------

MORTGAGE POOL CHARACTERISTICS AS OF THE CUT-OFF DATE
================================================================================

GENERAL CHARACTERISTICS (1)                                           Total Pool
   Initial mortgage pool balance..................................$4,363,054,300
   Number of mortgage loans..................................................165
   Number of mortgaged properties............................................184
   Percentage of investment grade shadow rated loans (2)....................8.7%
   Average cut-off date principal balance............................$26,442,753
   Weighted average mortgage interest rate (3)............................6.240%

     (1) Unless otherwise noted, references in this term sheet include the pari passu companion loan in the trust secured by the Fair Lakes Office Park Property, do not include the related pari passu companion loan that is outside the trust nor, with respect to this or any other mortgage loans in a split loan structure, any related subordinate companion loan.

     (2) The mortgage loans secured by the One Beacon Street Property and placePlaceTypeVillage of PlaceNameMerrick Park Property are investment grade loans. Fitch and Moody's have confirmed that these loans, in the context of their inclusion in the trust, have credit characteristics consistent with that of an obligation rated investment grade.

     (3) With respect to the mortgage loan secured by the 222 South Riverside Plaza Property, which has an interest rate of 5.750% through June 5, 2008 and then steps up to 6.191% for the remainder of the term of the mortgage loan, information with respect to the interest rate on the mortgage loan (including without limitation for purposes of calculating the weighted average mortgage interest rates) is presented in this term sheet as if the mortgage loan pays at its highest rate throughout the life of the loan (6.191%) unless otherwise noted.

--------------------------------------------------------------------------------
TEN LARGEST LOANS

                                       Cut-off Date   % of Initial                   Property
                                        Principal     Mortgage Pool                    Size     Loan Balance Per    Shadow Ratings
             Loan Name                 Balance ($)       Balance     Property Type   SF / Room       SF/Room      (Fitch / Moody's)
------------------------------------------------------------------------------------------------------------------------------------
One Beacon Street (1)                  $210,000,000       4.8%            Office     1,017,168         $206          BBB- / Baa3
222 South Riverside Plaza               202,000,000       4.6             Office     1,184,432         $171
Pointe South Mountain Resort            190,000,000       4.4         Hospitality          640     $296,875
1441 Broadway                           183,000,000       4.2             Office       470,563         $389
Village of Merrick Park (1)             169,677,544       3.9             Retail       488,554         $347          BBB- / Baa3
CA Headquarters                         165,643,200       3.8             Office       778,370         $213
The Alhambra                            130,000,000       3.0             Office       846,541         $154
1410 Broadway                           125,000,000       2.9             Office       358,450         $349
City West                               121,000,000       2.8             Office       749,266         $161
Fair Lakes Office Park                  116,550,000       2.7             Office     1,250,782         $207
                                     --------------      ----
Total/Wtd. Avg.                      $1,612,870,744      37.0%
------------------------------------------------------------------------------------------------------------------------------------

     (1) Fitch and Moody's have confirmed that this loan, in the context of its inclusion in the trust, has credit characteristics consistent with that of an obligation rated investment grade.

PROPERTY TYPES

                             Number of Mortgaged     Aggregate Cut-off Date       % of Initial
     Property Type              Properties          Principal Balance ($)     Mortgage Pool Balance
---------------------------------------------------------------------------------------------------
Office                                62                 $2,298,921,690             52.7%
Retail                                82                  1,356,490,357             31.1
Hospitality                            5                    237,054,812              5.4
Industrial                            14                    229,456,304              5.3
Multifamily                           15                    201,179,331              4.6
Self-Storage                           6                     39,951,807              0.9
Total/Wtd. Avg.                      184                 $4,363,054,300            100.0%
---------------------------------------------------------------------------------------------------

PROPERTY LOCATIONS

                             Number of Mortgaged     Aggregate Cut-off Date       % of Initial
   Property Location            Properties          Principal Balance ($)     Mortgage Pool Balance
---------------------------------------------------------------------------------------------------
California                            27                   $632,456,161             14.5%
New York                              12                    567,535,214             13.0
Illinois                              10                    351,430,147              8.1
Florida                               11                    332,944,378              7.6
Massachusetts                          4                    281,215,000              6.4
Texas                                 13                    279,880,169              6.4
Arizona                                7                    239,890,000              5.5
Missouri                               4                    184,215,827              4.2
Washington                             3                    181,250,000              4.2
Other (1)                             93                  1,312,237,404             30.1
Total/Wtd. Avg.                      184                 $4,363,054,300            100.0%
---------------------------------------------------------------------------------------------------

   (1)   Includes 24 states and the StateplaceDistrict of Columbia.

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Goldman, Sachs & Co., any underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

[RBS GREENWICH CAPITAL LOGO]                                [GOLDMAN SACHS LOGO]